Exhibit 99.1

HANCOCK FABRICS REPORTS 2ND QUARTER AND FIRST HALF 2015 OPERATING RESULTS

BALDWYN, MS, September 4, 2015 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced financial results for its second quarter ended August 1, 2015 and first half of fiscal 2015.

Financial results for the second quarter include:

●

Net sales for the quarter were $58.7 million compared to $59.3 million for second quarter of last year, and comparable store sales decreased 1.3% following a 0.9% increase for the same period of the prior year.

●

Gross margin for the second quarter declined by 250 basis points to 42.1% as compared to 44.6% for the second quarter of the prior year. This was primarily due to increased promotional activity and a disruption in product flow resulting from West Coast port issues.

●	Selling, general and administrative expenses for the quarter, including depreciation and amortization, were reduced by $261,000 compared to the same period of the prior year.

●	Operating loss for the quarter was $3.4 million compared to a loss of $1.9 million in the second quarter last year.

●

EBITDA, a non-GAAP measure, which is defined as earnings (loss) before interest, taxes, depreciation and amortization was a loss of $2.1 million for the quarter compared to a loss of $0.7 million for the same period last year.

●	Net loss was $4.9 million, or $0.23 per basic share, in the second quarter of fiscal 2015 compared to a net loss of $3.3 million, or $0.16 per basic share in the second quarter of fiscal 2014.

●

At quarter end, the Company had outstanding borrowings under its revolving line of credit of $67.8 million, a term loan balance of $17.5 million and outstanding letters of credit of $7.2 million. Additional amounts available to borrow under its revolving line of credit at the end of the quarter were $6.5 million. The balance of the Company’s subordinated debt was $8.2 million at quarter end.

First half financial results include:

●

Net sales for the first half of fiscal 2015 were $120.4 million compared to $122.3 million in the first half of last year, and comparable store sales declined by 1.6% following a 0.1% decrease in the first half of the previous year.

●	Gross margin for the first half of fiscal 2015 declined by 200 basis points to 42.9% as compared to 44.9% for the prior year.

●	Selling, general and administrative expenses for the first half of fiscal 2015 including depreciation and amortization, increased by $470,000 compared to the same period of the prior year.

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●	Operating loss for the first half of fiscal 2015 was $4.7 million compared to an operating loss of $1.0 million for the first half of the previous year.

●

Interest expense for the first half of 2015 was $4.4 million and includes $1.4 million of costs, of which approximately $0.9 million represents a non-cash write-off of prior deferred financing costs, resulting from the early termination of the Company’s amended and restated loan and security agreement with General Electric Capital Corporation following its debt refinancing in April 2015. Excluding the one-time expense resulting from this termination, non-GAAP interest expense would have been $3.0 million for the first half of 2015 compared to $2.8 million for the same period of 2014.

●	EBITDA for the first half of fiscal 2015 was loss of $2.1 million compared to income of $1.4 million for the first half of last year.

●	Net loss was $9.1 million, or $0.43 per basic share, in the first half of fiscal 2015, compared to a net loss of $3.8 million, or $0.18 per basic share in the first half of fiscal 2014.

Steve Morgan, President and Chief Executive Officer commented, “We were disappointed in the sales and margin results for the first half of the year. The delay of spring goods, due to the port issues, coupled with an earlier Easter and tough weather conditions in the first quarter hindered our effort to gain sales momentum in the spring and carried over into the summer season causing the spring goods to be discounted almost upon arrival, which negatively impacted gross profit. Aggressive discounting by competition to drive traffic has increased our promotional cadence, further impacting sales and margin. However, we are controlling our SG&A expenses and capital expenditure and are ahead of schedule on our planned inventory reduction. This has allowed us to decrease cash used in operations and investing versus last year, even with the sales and margin issues. ”

Morgan continued, “With the first half of the year behind us, we feel that we are in a good position heading into the fall holiday season. Our inventory positions are strong and we believe we have an exciting mix of products to offer that will help drive traffic into our stores.”

Store Openings, Closings and Remodels

During the second quarter, the Company opened one new location and closed three stores where we chose not to stay in the market. In the first half of fiscal 2015, three stores opened, six units closed and two units relocated ending the quarter with 260 stores.

Hancock Fabrics, Inc. is committed to being the inspirational authority in fabric and sewing, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 260 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:

James B. Brown

Executive Vice President and

Chief Financial Officer

662.365.6112

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Forward-looking Statements

Statements in this news release that are not historical facts are forward-looking statements. Such forward looking statements include the statements on our position heading into the fall holiday season and ability to drive traffic into our stores. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward looking statements. These risks and uncertainties include, but are not limited to the following: adverse economic conditions; intense competition and adverse discounting actions taken by competitors; our merchandising initiatives and marketing emphasis may not provide expected results; changes in customer demands and failure to manage inventory effectively; our inability to effectively implement our growth strategy; our ability to attract and retain skilled people; interest rate increases; our ability to successfully access funds through capital markets and financial institutions; significant changes in discount rates, mortality rates, actual investment return on pension assets and other factors could affect our earnings, equity, and pension contributions in future periods; business matters encountered by our suppliers may adversely impact our ability to meet our customers’ needs; risks associated with obtaining merchandise from foreign suppliers; transportation industry challenges and rising fuel costs; delays or interruptions in the flow of merchandise between our suppliers and/or our distribution center and our stores; changes in the labor market and in federal, state, or local regulations; taxing authorities could disagree with our tax treatment of certain deductions or transactions, resulting in unexpected tax assessments; our current cash resources might not be sufficient to meet our expected near-term cash needs; a disruption in our data processing services; a failure to adequately maintain the security of confidential information; failure to comply with various laws and regulations as well as litigation developments; we may not be able to maintain or negotiate favorable lease terms for our retail stores; changes in accounting principles; serious disruptions or catastrophic events, including geo-political events and weather; changes in newspaper subscription rates may result in reduced exposure to our circular advertisement; unexpected or unfavorable consumer responses to our promotional or merchandising programs; risks associated with our common stock trading on the OTC Markets, formerly known as the “Pink Sheets”; our stock price has been volatile and could decrease in value; future sales of our common stock could adversely affect the market price and our future capital-raising activities could involve the issuance of equity securities, which could result in a decline in the trading price of shares of our common stock; we do not expect to pay cash dividends on shares of our common stock for the foreseeable future; and other risks and uncertainties discussed in the Company’s Securities and Exchange Commission (“SEC”) filings, including the risk factors set forth in Item 1A of the Company's Annual Report on Form 10-K for the year ended January 31, 2015 and the Company’s other reports with the SEC. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events.

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HANCOCK FABRICS, INC.

CONSOLIDATED BALANCE SHEETS

	(unaudited)
	August 1,	July 26,
(in thousands, except for share amounts)	2015	2014
Assets
Current assets:
Cash and cash equivalents	$2,327	$2,373
Receivables, less allowance for doubtful accounts	3,671	3,770
Inventories, net	111,018	113,883
Prepaid expenses	2,918	2,767
Total current assets	119,934	122,793

Property and equipment, net	32,358	33,283
Goodwill	2,880	2,880
Other assets	2,849	1,964
Total assets	$158,021	$160,920

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$24,011	$20,689
Accrued liabilities	13,418	13,017
Total current liabilities	37,429	33,706

Long-term debt obligations, net	93,497	90,226
Capital lease obligations	2,288	2,506
Postretirement benefits other than pensions	3,120	2,817
Pension and SERP liabilities	41,826	26,296
Other liabilities	5,829	5,440
Total liabilities	183,989	160,991

Commitments and contingencies
Shareholders' deficit:
Common stock, $.01 par value; 80,000,000 shares authorized; 36,401,700 and 35,034,848 issued and 22,895,773 and 21,556,541 outstanding, respectively	364	350
Additional paid-in capital	91,995	91,706
Retained earnings	82,221	90,712
Treasury stock, at cost, 13,505,927 and 13,478,307 shares held, respectively	(153,815)	(153,796)
Accumulated other comprehensive loss	(46,733)	(29,043)
Total shareholders' deficit	(25,968)	(71)
Total liabilities and shareholders' deficit	$158,021	$160,920

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HANCOCK FABRICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)	(unaudited)
	Thirteen Weeks Ended
	August 1,	% of	July 26,	% of
	2015	net sales	2014	net sales

Net sales	$58,738	100.0%	$59,317	100.0%
Cost of goods sold	34,028	57.9	32,838	55.4

Gross profit	24,710	42.1	26,479	44.6

Selling, general and administrative expenses	27,020	46.0	27,369	46.1
Depreciation and amortization	1,077	1.9	989	1.7

Operating loss	(3,387)	(5.8)	(1,879)	(3.2)

Interest expense, net	1,553	2.6	1,442	2.4

Loss before income taxes	(4,940)	(8.4)	(3,321)	(5.6)
Income taxes	-	-	-	-

Net loss	$(4,940)	(8.4)%	$(3,321)	(5.6)%

Basic and diluted loss per share:
Net loss	$(0.23)		$(0.16)

Weighted average shares outstanding:
Basic and diluted	21,334		20,913

	Twenty-six Weeks Ended
	August 1,	% of	July 26,	% of
	2015	net sales	2014	net sales

Net sales	$120,406	100.0%	$122,311	100.0%
Cost of goods sold	68,781	57.1	67,397	55.1

Gross profit	51,625	42.9	54,914	44.9

Selling, general and administrative expenses	54,203	45.0	53,929	44.1
Depreciation and amortization	2,145	1.8	1,949	1.6

Operating loss	(4,723)	(3.9)	(964)	(0.8)

Interest expense, net	4,387	3.7	2,808	2.3

Loss before income taxes	(9,110)	(7.6)	(3,772)	(3.1)
Income taxes	-	-	-	-

Net loss	$(9,110)	(7.6)%	$(3,772)	(3.1)%

Basic and diluted loss per share:
Net loss	$(0.43)		$(0.18)

Weighted average shares outstanding:
Basic and diluted	21,324		20,897

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Supplemental Disclosures Regarding Non-GAAP Financial Information

The Company has presented Earnings (Loss) before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company defines EBITDA as earnings (loss) before interest, income taxes, depreciation and amortization. The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.

As EBITDA is not a measure of operating performance or liquidity calculated in accordance with U.S. GAAP, this measure should not be considered in isolation of, or as a substitute for, net income (loss), as an indicator of operating performance, or net cash (used in) provided by operating activities as an indicator of liquidity.  Our computation of EBITDA may differ from similarly titled measures used by other companies. As EBITDA excludes certain financial information compared with net income (loss) and net cash (used in) provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA to net loss and net cash used in operating activities.

Hancock Fabrics, Inc.

Reconciliation of EBITDA

(unaudited)	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 1,	July 26,	August 1,	July 26,
(in thousands)	2015	2014	2015	2014

Net cash used in operating activities	$(6,956)	$(6,335)	$(8,186)	$(8,528)
Depreciation and amortization, including cost of goods sold	(1,276)	(1,194)	(2,557)	(2,365)
Amortization of deferred loan costs	(142)	(178)	(1,173)	(356)
Stock-based compensation	(47)	(172)	(112)	(345)
Inventory valuation reserve	(371)	(303)	(358)	(124)
Other	(185)	(90)	(34)	(103)
Changes in assets and liabilities	4,037	4,951	3,310	8,049

Net loss	(4,940)	(3,321)	(9,110)	(3,772)
Interest expense, net	1,553	1,442	4,387	2,808
Depreciation and amortization, including cost of goods sold	1,276	1,194	2,557	2,365

EBITDA	$(2,111)	$(685)	$(2,166)	$1,401

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